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                                                                    EXHIBIT 4.6

                             EMPLOYMENT AGREEMENT

     AGREEMENT made as of this 1st day of October, 1994, by and between Mountaineer Park, Inc. (the "Company"), Winners Entertainment, Inc., and Paul Anthony (the "Employee").

     WHEREAS, The Company employs the Employee as its Director of Racing at Mountaineer Park, Inc.

     WHEREAS, The parties wish to formalize their understandings and agreements concerning the Employee's employment;

     NOW THEREFORE, The parties hereto, in consideration of the mutual promises and covenants herein contained and meaning to be bound, do hereby agree as follows:

     1. EMPLOYMENT. The Company agrees to employ the Employee as its Director of Racing subject to the terms and conditions of this Agreement.

     2. TERM. The term of the Agreement shall begin on October 1, 1994 and shall end on September 30, 1997 subject to extension or termination as provided in this Agreement.

     3. EXTENT OF SERVICES. The Employee shall devote his best efforts to promote and protect the business of Racing on behalf of the Company. The Employee shall be present at the Company's Racetrack and Resort at all times during which live racing is scheduled to take place, and as deemed necessary by Employee and the Management Committee, consisting of Michael R. Dunn and Ted Arneault, to meet the description and obligations of his employment position and, agrees to devote a minimum of forty (40) hours per week on behalf of the Company's business affairs unless Employee is on vacation or is absent with Company's consent. Nothing in the Agreement, however, shall prohibit the Employee from investing in the securities of other business organizations provided that the investment does not require the employee to perform services, other than any business that is disclosed to Management before effective Employment date.

     4. DUTIES. As Director of Racing, the Employee shall assist in managing and maintaining the entire racing program, including the following specific duties;

          (a) Assist in Negotiation of Contracts -- The Employee, in consultation with other management as directed by the Management Committee, shall assist in negotiating contracts with the Horsemen's Benevolent and Protective Association, contracts with simulcasting tracks, the Union Contract with mutual manager, contracts for liability, health and jockey insurance, and contracts with third-party vendors of goods and services (e.g., Autotote, ADP, ambulance, laundry). The Employee shall not, however, purport to bind the Company in any contract unless the Management Committee has approved the terms thereof.

          (b) Racing - In consultation with the Management Committee, the Employee shall assist in setting racing and simulcast schedules, purses and percentages, arrange for dedicated




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lines and closed circuit television operation for simulcasting, and work with the marketing, advertising, and promotional staffs to enhance the racing program.

          (c) Security - In consultation with local authorities, the Employee shall set and maintain rules and regulations concerning security at the racetrack, including the policies concerning the handling of cash and the movement of cash within and out of the facility.

          (d) Purchasing - The Employee shall assist in establishing budgets for racing operations, subject to the approval of the Management Committee to the terms thereof.

          (e) Financial - The Employee shall be responsible for the racetrack's income and expenses, recommend changes to correct problems or improve profits, recommend to the Management Committee payroll increases or decreases, and coordinate the maintenance of accounting records with the Controller.

          (f) Policy - The Employee shall help set policy with regard to insurance, vacation, and sick leave for employees, check cashing or credit for customers, and contributions to community organizations, subject to the Management Committee's approval.

          (g) Media - As appropriate, and only after consultation with the Management Committee, the Employee will provide information to the news media.

          (h) Verification and approval of payroll items in all areas of complex.

          (i)  Operation of Off-Track Betting Programs.

          (j) Any and all other duties determined to be within the purview of the position of Director of Racing by the Management Committee.

     5. BASIC COMPENSATION. As basic compensation for his services under this Agreement, the Company shall pay to the Employee the annual salary of $62,000 starting October 1, 1994, payable in equal monthly installments plus Health and Life Insurance (Company Plan).

     6. INCENTIVE COMPENSATION. In addition to his basic compensation, the Employee shall also receive options to purchase 10,000 shares of the common stock of the Mountaineer Park parent, Winners Entertainment, Inc., for the price of $4.875 per share, per year of each of the three years, 1995, 1996, and 1997. Said options for one year shall accumulate on a monthly basis and shall be considered earned out at the end of year one. After year one, and thereafter said options shall accumulate and be earned out on a monthly basis.

     7. WORKING FACILITIES. The Company shall provide the Employee with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

     8. EXPENSES. The Employee may incur reasonable expenses for the promotion of


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the Company's business, including travel, entertainment, and similar items.
The Company will reimburse the Employee for such expenses upon presentation of an itemized account of such expenses supported by receipts or other evidence of payment. The Employee shall receive a car allowance in the amount of three hundred dollars ($300.00) per month.

     9. DISCLOSURE OF INFORMATION. The Employee acknowledges that information concerning the Company's business is a confidential business asset of the Company and agrees that he will not disclose any of such information to any person who is not authorized by the Company to receive the information and then only for a proper business purpose. Notwithstanding the foregoing, the Employee shall not be prohibited from disclosing any information that shall be required by law or any rule or regulation of any federal or state authority. Further, in the event of termination of Employee's employment under this Agreement, whether pursuant to Section 12, 13, or 14, Employee agrees not to divulge to the news media, directly or indirectly, either the fact of his termination or the circumstances attending such termination.

     10. EMPLOYEE BENEFITS. The Employee shall be entitled to participate in any and all plans maintained by the Company for the benefit of its employees, including but not limited to pension and profit sharing plans, health insurance plans, group life insurance and medical reimbursement plans. The Company shall pay the premium for the Employee's health insurance.

     11.  TERMINATION WITHOUT CAUSE.

          (a) By the Company. The employment of the Employee may be terminated without cause by the Company upon thirty (30) days written notice to the Employee. In that event, the Company shall pay the Employee his compensation to the date of termination and, in addition, shall pay to the Employee for the remainder of his contract an amount equal to his annual compensation whichever is greater, which amount shall be paid not later than thirty (30) days following the date of termination, and in addition, Employee shall be entitled to vest all of the options described in Section 6 of this Agreement in accordance with the terms of the Incentive tock Option Plan described therein.

          (b) By the Employee. The Employee may terminate his employment under this Agreement by giving thirty (30) days written notice to the Company. In that event, the Company shall pay the Employee his compensation to the date of termination, and in addition, the Employee shall be entitled to vest all options earned by him through the date of termination, and not thereafter.

     12. TERMINATION WITH CAUSE. The employment of the Employee may be terminated with cause by the Company immediately upon the Employee's material failure to comply with the terms of Section 3, 4, or 14 of this Agreement.
In that event, the Company shall pay the employee his compensation to the date of termination.

     13. TERMINATION UPON SALE OF BUSINESS. There shall be no termination of this contract as a result of the Company's sale or merger. The Company's new owners or successor shall be responsible for the terms of this Agreement.

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     14.   LICENSING.  The parties to this Agreement recognize that the business of the Company is highly regulated and requires licensing of the Company and the Employee by various State governmental authorities. Accordingly, the Employee agrees that he shall not engage in any conduct that could jeopardize his license from the West Virginia Racing Commission or the Company's status as licensee of any State governmental authority.

     15. RESTRICTIVE COVENANT. For a period of two years following the termination of this Agreement for any reason other than termination under the provisions of Section 13, the Employee shall not, within fifty (50) miles from Mountaineer Racetrack and Resort, own, operate, manage, control, participate in, or otherwise engage in any business activity which competes with any business operated by the Company at such facility, or accept employment with any person or entity that regularly conducts business with the Company. Notwithstanding the provisions of the foregoing sentence, the Employee shall not be prohibited from owning securities in any business enterprise that conducts such a competing business if the securities of such business enterprise are listed on a national securities exchange or quoted on NASDAQ or another registered interdealer stock quotation system.

     16. ARBITRATION. Any disputes arising under the terms of this Agreement shall first be taken to arbitration between the parties in Hancock County, West Virginia in a proceeding held under the rules of the American Arbitration Association. In such proceeding, each party shall chose one arbitrator and the two so chosen shall chose a third arbitrator. The vote of two of the arbitrators shall be sufficient to determine an award.

     17. NOTICES. Any notices required or permitted by this Agreement shall be deemed to have been given when delivered personally, mailed, first class postage paid, or deposited with a recognized commercial delivery service, all charges paid, with proper instructions to deliver to the party to which the notice is addressed, at the address such party shall provide for the giving of notice in accordance with the provisions of this Section 19.

     18. ASSIGNMENT. The Employee acknowledges that the services to be performed by him are unique and personal to him and that he may not assign his duties under this Agreement. The Company's rights under this Agreement shall inure to the benefit of its successors and assigns.

     19. ENTIRE AGREEMENT AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and all prior understandings, representations promises, or statements are merged into this Agreement. This Agreement may be amended only by another writing executed by both parties.

     20. GOVERNING LAW. This Agreement has been executed in, is to be performed in, and shall be governed by the laws of the State of West Virginia.

     21. HEADINGS AND PREAMBLES. The heading and preambles of this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.


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     22.  SEVERABILITY.  In the event that one or more provisions of this
Agreement are found to be unenforceable, illegal or contrary to public policy, the remainder of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WINNERS ENTERTAINMENT, INC.        MOUNTAINEER PARK, INC.


By:  /s/ Michael R. Dunn                By:  /s/ Edson R. Arneault
Mr. Michael R. Dunn, President          Mr. Edson R. Arneault, President
Date:  9/29/94                          Date:  9/27/94
                                             ---------------------------------


                                        By:  /s/ Paul Anthony
                                             ---------------------------------
                                        Date:  September 23, 1994
                                             ---------------------------------



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